Exhibit 99.1

FOR IMMEDIATE RELEASE		August 2, 2012
Media Contact:	Alan Bunnell, (602) 250-3376
Analyst Contact:	Rebecca Hickman, (602) 250-5668
Web site:	pinnaclewest.com

PINNACLE WEST REPORTS SECOND-QUARTER RESULTS

•            Hotter weather drives quarter-over-quarter improvement

•            Company remains focused on core utility business, operational excellence and disciplined cost-management

•            Company issues 2012 earnings guidance, multi-year financial goal

PHOENIX — Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated on-going earnings of $123.1 million, or $1.12 per diluted share of common stock, for the quarter ended June 30, 2012. This result compares with on-going earnings of $86.0 million or $0.78 per share, in the same 2011 period. The Company’s consolidated net income attributable to common shareholders for the 2012 second quarter was $122.3 million, or $1.11 per diluted share, compared with net income of $86.7 million, or $0.79 per share, for the same quarter a year ago.

On-going earnings exclude results of discontinued operations related to the Company’s former real estate activities and energy services business. A reconciliation of reported earnings to on-going earnings is provided at the end of this release.

“Temperatures well above normal during the quarter — combined with temperatures significantly below historical averages a year ago — positively impacted our second-quarter results,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “The quarter-over-quarter swing in weather produced an 8.1 percent increase in retail electricity sales over the same period a year ago as people used their air-conditioners more to combat the early summer heat.

“Looking forward, we continue to create value by achieving operational excellence, investing in Arizona’s sustainable energy future, and remaining focused on disciplined cost-management. Sticking with this approach provides us the opportunity to maintain high levels of reliability and customer satisfaction, while achieving our financial goals for investors through the duration of the four-year base-rate stay-out period agreed to in our 2012 retail regulatory settlement.”

The second-quarter on-going results comparison was positively impacted by the following factors:

•                  Hotter-than-normal weather improved the Company’s earnings by $0.23 per share compared to the 2011 second quarter, during which abnormally mild weather adversely affected earnings by $0.15 per share compared with historically normal conditions. In the 2012 second quarter, there were 568 residential cooling degree-days (a proxy for the effects of weather) — 14 percent more than normal and 51 percent more than the year-ago second quarter.

•                  Lower infrastructure-related costs increased earnings by $0.06 per share, related to lower depreciation and amortization, primarily attributable to the operating license extensions at the Palo Verde Nuclear Generating Station in 2011; and decreased interest expense due to lower debt balances and interest rates. These lower costs were partially offset by higher property taxes.

•                  Higher transmission revenues augmented results by $0.05 per share, primarily because of a retail transmission rate increase implemented in July 2011.

•                  Lower fuel costs and improved mark-to-market valuations of fuel contracts, net of regulatory deferrals, raised results by $0.04 per share.

•                  The net effect of other miscellaneous items increased earnings $0.02 per share.

These positive factors were offset in part by the following items:

•                  Increased operations and maintenance expenses, due largely to stock compensation costs resulting from an improved company stock price and estimated performance, decreased earnings by $0.05 per share. The variance excludes costs associated with renewable energy, demand side management and similar regulatory programs, which are offset by comparable amounts of operating revenues.

•                  Lower retail electricity sales — excluding the effects of weather variations — reduced results $0.01 per share. The sales decrease, which was substantially offset by modest customer growth of about 1 percent, was primarily related to the impacts of customer conservation and energy efficiency and distributed renewable generation initiatives.

Arizona Public Service Co. (APS), the Company’s principal subsidiary, reported 2012 second-quarter net income attributable to common shareholder of $124.9 million versus earnings of $87.7 million in the similar 2011 period.

Financial Outlook

Pinnacle West expects its 2012 consolidated on-going earnings will be in the range of $3.35 to $3.50 per diluted share. Key factors and assumptions underlying the outlook are:

•                  Actual weather for the first six months of the year and normal weather patterns for remainder of the year;

•                  Weather-normalized retail electricity sales volume slightly below the prior year, in part due to the effects of customer conservation and energy efficiency and distributed renewable generation initiatives;

•                  Retail customer growth of about 1 percent;

•                  Total electricity gross margin (operating revenues, net of fuel and purchased power expenses, excluding Renewable Energy Surcharge and similar rate adjustors) of about $2.13 billion to $2.18 billion;

•                  Operating expenses (operations and maintenance, excluding costs for Renewable Energy Standard and similar regulatory programs; depreciation and amortization; and taxes other than income taxes) of about $1.33 billion to $1.36 billion; and

•                  Interest expense, net of allowances for borrowed and equity funds used for construction, of about $180 million to $190 million; and

•                  An effective tax rate of about 35 percent.

The Company’s goal is to achieve a consolidated earned return on average common equity of 9.5 percent on average annually in 2012 through 2015. Key factors and assumptions underlying the outlook can be found in the second quarter 2012 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Web Cast

Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2012 second-quarter results, as well as recent developments, at 12 noon (ET) today, August 2. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Thursday, August 9, 2012, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering account number 286, followed by conference ID number 396789.

General Information

Pinnacle West Capital, an energy holding company based in Phoenix, has consolidated assets of about $13.2 billion, more than 6,300 megawatts of generating capacity and about 6,700 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to more than 1.1 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes.  Earnings per share amounts are based on average diluted common shares outstanding.  For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

PINNACLE WEST CAPITAL CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS

(GAAP MEASURE) TO ON-GOING EARNINGS

(NON-GAAP FINANCIAL MEASURE)

	Three Months Ended June 30, 2012		Three Months Ended June 30, 2011
	Dollars in Millions	Diluted EPS	Dollars in Millions	Diluted EPS

Net Income Attributable to Common Shareholders	$122.3	$1.11	$86.7	$0.79
Less: Income (loss) from discontinued operations	(0.8)	(0.01)	0.7	0.01
On-going Earnings	$123.1	$1.12	$86.0	$0.78

NON-GAAP FINANCIAL INFORMATION

In this press release, we refer to “on-going earnings.” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with SEC rules. We believe on-going earnings provide investors with a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings, or similar concepts, to measure our performance internally in reports for management.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals.  These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements.  A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS.  These factors include, but are not limited to:

•                  our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;

•                  variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•                  power plant and transmission system performance and outages;

•                  volatile fuel and purchased power costs;

•                  fuel and water supply availability;

•                  our ability to achieve timely and adequate rate recovery of our costs, including returns on debt and equity capital;

•                  regulatory and judicial decisions, developments and proceedings;

•                  new legislation or regulation including those relating to environmental requirements and nuclear plant operations;

•                  our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•                  risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•                  competition in retail and wholesale power markets;

•                  the duration and severity of the economic decline in Arizona and current real estate market conditions;

•                  the cost of debt and equity capital and the ability to access capital markets when required;

•                  changes to our credit ratings;

•                  the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•                  the liquidity of wholesale power markets and the use of derivative contracts in our business;

•                  potential shortfalls in insurance coverage;

•                  new accounting requirements or new interpretations of existing requirements;

•                  generation, transmission and distribution facility and system conditions and operating costs;

•                  the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;

•                  the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations;

•                  technological developments affecting the electric industry; and

•                  restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2012	2011	2012	2011

Operating Revenues	$878,576	$799,799	$1,499,207	$1,448,646

Operating Expenses
Fuel and purchased power	264,723	244,049	481,032	456,056
Operations and maintenance	216,236	210,590	426,899	465,619
Depreciation and amortization	100,606	106,617	200,715	213,200
Taxes other than income taxes	41,289	40,155	83,764	77,779
Other expenses	1,233	1,396	4,301	3,216
Total	624,087	602,807	1,196,711	1,215,870

Operating Income	254,489	196,992	302,496	232,776

Other Income (Deductions)
Allowance for equity funds used during construction	5,175	5,924	9,931	11,319
Other income	177	557	937	2,247
Other expense	(2,669)	(3,186)	(6,737)	(4,927)
Total	2,683	3,295	4,131	8,639

Interest Expense
Interest charges	53,000	60,140	109,967	121,217
Allowance for borrowed funds used during construction	(3,447)	(3,856)	(6,598)	(7,432)
Total	49,553	56,284	103,369	113,785

Income From Continuing Operations Before Income Taxes	207,619	144,003	203,258	127,630

Income Taxes	76,689	50,818	72,044	44,813

Income From Continuing Operations	130,930	93,185	131,214	82,817

Income (Loss) From Discontinued Operations
Net of Income Taxes	(819)	654	(1,584)	1,348

Net Income	130,111	93,839	129,630	84,165

Less: Net income attributable to noncontrolling interests	7,766	7,154	15,542	12,615

Net Income Attributable To Common Shareholders	$122,345	$86,685	$114,088	$71,550

Weighted-Average Common Shares Outstanding - Basic	109,491	109,044	109,395	108,939

Weighted-Average Common Shares Outstanding - Diluted	110,359	109,718	110,183	109,540

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations attributable to common shareholders - basic	$1.12	$0.79	$1.06	$0.64
Net income attributable to common shareholders - basic	$1.12	$0.80	$1.04	$0.66
Income from continuing operations attributable to common shareholders - diluted	$1.12	$0.78	$1.05	$0.64
Net income attributable to common shareholders - diluted	$1.11	$0.79	$1.04	$0.65

Amounts Attributable To Common Shareholders
Income from continuing operations, net of tax	$123,164	$86,001	$115,681	$70,163
Discontinued operations, net of tax	(819)	684	(1,593)	1,387
Net income attributable to common shareholders	$122,345	$86,685	$114,088	$71,550